EXHIBIT 1

CHAPTER II

CAPITAL STOCK

Article 5 – The subscribed and fully paid-up capital stock is six hundred and twenty-three million, three hundred and fifty thousand, five hundred and seventy-seven reais and twenty-three cents (R$ 623,350,577.23), represented by thirty-seven million, four hundred and eighty-eight thousand, one hundred and forty-five (37,488,145) book-entry shares, of which thirteen million, six hundred and eighty-nine thousand and ninety-one (13,689,091) are common shares and twenty-three million, seven hundred and ninety-nine thousand and fifty-four (23,799,054) are preferred shares, all of them registered and with no face value.”

Article 6 – The Company, upon resolution of the Board of Directors, is authorized to increase the capital stock up to the limit of 700,000,000,000 (seven hundred billion) shares, common or preferred, subject to the 2/3 (two thirds) legal limit for the issue of preferred shares without voting rights.

Article 7 – The Company’s capital stock, upon resolution of the General Meeting or the Board of Directors, may be increased through the capitalization of retained earnings or reserves prior to this, allocated by the General Meeting.

Paragraph 1 – The capitalization may be performed without any changes to the number of shares.

Paragraph 2 – The amount of profits or reserves balance less than 1% (one percent) of the capital stock may not be capitalized.

Article 8 – The capital stock is represented by common and preferred shares, with no par value, there being no obligation, upon capital increase, to keep the ratio among them.

Article 9 – Upon resolution of the General Meeting or the Board of Directors, the preemptive right to the issuance of shares, subscription bonds or debentures convertible into shares, may be excluded, pursuant to Article 172 of the Corporate Law.

Article 10 – Each common share corresponds to one vote at the General Meeting’s resolutions.

Article 11 – Preferred shares have no voting rights, except in the cases provided for in the sole paragraph of this Article and in the sole paragraph of Article 14, and they are entitled to priority capital reimbursement, without premium, and to payment of minimum, non-cumulative dividends, pursuant to the criteria below, alternatively considered that of higher value:

I – 6% (six percent) per year, over the resulting amount from the subscribed capital divided by the total number of Company’s shares; or

II – right to be paid dividends pursuant to Article 41 of these Bylaws, in accordance with the following criteria:

a. priority in the receipt of non-cumulative, minimum dividends, equivalent to 3% (three percent) of the net equity per share; and

b. right to profit share in equal conditions to the common shares, once ensured to these a dividend equal to the priority minimum set forth in sub-item “a”.

Sole Paragraph – Preferred shares will acquire voting rights if the Company, in the course of three (3) consecutive fiscal years, fails to pay the minimum dividend to which they are entitled to pursuant to the caput of this Article.

Article 12 – The Company’s shares are book-entry, maintained in a deposit account, before a financial institution, on behalf of their respective holders, without the issue of any certificate.

CHAPTER III

GENERAL MEETING

Article 13 – The General Meeting is the superior body of the Company, with powers to resolve every business related to the corporate purpose and to take the measures deemed appropriate to the Company’s protection and development.

Article 14 – In addition to the duties provided by law, is the exclusive duty of the General Meeting:

I. to set the overall compensation of the members of the Board of Directors and the Board of Executive Officers and the individual compensation of the members of the Fiscal Council; and

II. to approve, prior to the entering of any long-term agreement into between the Company or its controlled companies, on one side, and the controlling shareholder or companies controlled, associated, subject to common control or controlling the latter, or that in any way constitute related parties to the Company, except when the agreements are subject to uniform clauses.

Sole Paragraph – Without prejudice of the provision in paragraph 1, of Article 115, of Law 6,404/76, the holders of preferred shares will be entitled to voting rights in the General Meeting’s resolutions related to in item II of this Article, as well as in those related to the amendment or abrogation of the following Bylaws’ provisions:

1. item II of Article 14 and its sole paragraph;
2. sole paragraph of Article 15; and
3. Article 49.

Article 15 – The General Meeting is called by the Board of Directors, or pursuant to the sole paragraph of Article 123, Law 6,404/76. Upon the call by the Board of Directors, the General Meeting the Chairman shall install it.

Sole Paragraph – In the cases provided for in Article 136, of Law 6,404/76, the first call of the General Meeting will be made with a minimum of thirty (30) days in advance, and a minimum of ten (10) days in advance, in second call.

Article 16 – The General Meeting is installed by the Company’s Chief Executive Officer or, in his absence or impediment, by any Officer, or even, by an attorney-in-fact, dully invested in the special powers for this purpose. Upon attending, the Company’s Chief Executive Officer shall chair the Meeting, choosing the secretary. In the absence of the Company’s Chief Executive Officer, the Meeting shall have the authority to elect the Chairman and respective secretary.

Article 17 – Minutes of the works and resolutions of the General Meeting shall be drawn up in the appropriate book, which will be signed by the presiding members and by the attending shareholders, representing, at least, the majority necessary to the resolutions taken.

Paragraph 1 – The minutes may be drawn up in summary format, including dissidences and protests.

Paragraph 2 – Except as resolved by the General Meeting, the minutes will be published omitting the shareholders’ signatures.

Article 18 – The General Meeting shall convene annually, in the first four months of the year, following the end of the fiscal year, in order to:

I. take the management accounts, analyze, debate and vote the financial statements;
II. resolve on the allocation of the fiscal year’s net income and the payment of dividends; and
III. elect the members of the Fiscal Council and, whenever appropriate, the members of the Board of Directors.

Article 19 – The General Meeting shall convene, on an extraordinary basis, whenever the interests of the Company do so demand.

CHAPTER IV

COMPANY’S MANGEMENT

SECTION I

GENERAL RULES

Article 20 – The Company shall be managed by the Board of Directors and the Board of Executive.

Paragraph 1 – The Board of Directors, a joint resolution body, performs the Company’s high management.

Paragraph 2 – The Board of Executive Officers is the Company’s management representative and executive body, each one of its members serving in accordance with their respective duties.

Paragraph 3 – The duties and powers granted by law to each one of the management bodies may not be granted to the other body.

Article 21 – The managers take office through terms of investiture drawn up in the Book of the Minutes of the Board of Directors’ or Board of Executive Officers Meetings, as appropriate.

Article 22 – The managers’ term of office is of three (3) years, reelection allowed.

Sole Paragraph – The managers’ term of office is considered extended until their successors’ investiture.

SECTION II

BOARD OF DIRECTORS

Article 23 - In addition to the duties provided by law, shall fall to the Board of Directors:

I. to approve the Company’s annual budget as well as of its controlled companies, in addition to the targets and business strategy plan for the budget’s term of effectiveness;

II. to resolve over the Company’s capital increase up to the limit of the authorized capital, and resolve over the issue of shares or subscription bonus, including the exclusion of the shareholders’ pre-emptive right, fixing the terms of the issue and placement of shares or subscription bonus;

III. to authorize the issue of commercial papers for public subscription;

IV. to resolve, upon delegation of the General Meeting, over the terms of the issue of debentures, pursuant to paragraph 1, Article 59, of Law 6,404/76;

V. to authorize the sale of debentures, including those convertible into shares, issued by the Company and held in treasury;

VI. to authorize the acquisition of shares issued by the Company for the purpose of their cancellation or to be held in treasury for later sale;

VII. to approve the Company’s interest, or sale of interest, in other companies;

VIII. to authorize the exchange of shares or other securities convertible into shares issued by controlled companies;

IX. to authorize the sale or encumbrance of permanent assets;

X. to authorize the acquisition of permanent assets, with individual value greater than 1% (one percent) of the Company’s net equity;

XI. to authorize the waiver of rights of subscription of shares, debentures convertible into shares or subscription bonus issued by controlled companies;

XII. to approve, within the limit of the authorized capital, the granting of share options to its management, employees and to individuals rendering services to the Company or to its controlled companies;

XIII. to authorize the granting of real or personal guarantees by the Company in favor of third parties or controlled company;

XIV. to authorize the execution of gratuitous acts to the benefit of employees or the community, in light of the Company’s social responsibilities, and the rendering of surety to employees, in case of interstate and/or intercity transfers and/or relocations, does not depend on prior authorization of the Board of Directors;

XV. to approve the contracting of loans, financings, commercial leasing and the issue of promissory notes of individual amount greater than 1% (one percent) of the Company’s, or its controlled companies’, net equity;

XVI. to authorize investments in new businesses or the opening of a subsidiary;

XVII. to resolve on the approval of the program of Depositary Receipts issued by Company;

XVIII. to submit to the General Meeting’s approval the entering into any business or operation included in item II of Article 14 of these Bylaws;

XIX. to authorize the Company and its controlled and associated companies to enter into, amend or terminate Shareholders’ Agreements;

XX. to approve the Company’s supplementary pension policy and collective bargaining agreements;

XXI. to approve the Board of Directors’ statutes;

XXII. to approve the Board of Executive Officers’ proposal in relation to the Company’s bylaws, for the respective organizational structure, including the authority and duties of the Company’s Officers;

XXIII. to elect and destitute, at any time, the Company’s Officers, including the Chief Executive Officer, determining their duties, subject to the provisions of these Bylaws;

XXIV. to apportion the overall compensation, fixed in the General Meeting, among the Company’s Board Members and Officers, fixing their individual compensation;

XXV. to establish the guidelines to the exercise of voting rights by the Company’s representatives at the General Meetings of its controlled or associated companies;

XXVI. to appoint the Company’s representatives in the management of companies where holds interests;

XXVII. to perform other activities delegated to it by the General Meeting.

Sole Paragraph – The Board of Directors may delegate to any member of the Board of Executive Officers, the authority resolve on items IX and XIV of this Article, setting or not limits to its exercise.

Article 24 – The Board of Directors is comprised of three (3) to eleven (11) sitting members, among them a Chairman and one Vice-Chairman, and to each one of them corresponding one deputy, who replaces the sitting member in impediments, temporary absences or, upon a permanent one, until the successor’s investiture.

Article 25 – The Board of Directors’ Members are elected by the General Meeting, which will choose among them the Board’s Chairman and Vice-Chairman.

Sole Paragraph – In the event of vacancy in the position of sitting member and in case the deputy does not take his/her place, the other members shall appoint, among them, a deputy that will stay in office until the first General Meeting.

Article 26 – The Board of Directors convenes on an annual basis once every calendar-quarter and, an extraordinary basis, upon call of the Chairman or two (2) Board members, and minutes will be drawn up from the meetings.

Sole paragraph – The calls must be made by letter, telegram or facsimile delivered with a minimum of ten (10) days in advance, except in the cases of utmost urgency, to the sole discretion of the Chairman of the Board of Directors, and the call must include the meeting’s agenda.

Article 27 – The Board of Directors resolves by absolute majority of votes, attending the majority of its members, falling to the Chairman of the Board, whenever the case, to implement acts to substantiate these resolutions.

SECTION III

BOARD OF EXECUTIVE OFFICERS

Article 28 – The Board of Executive Officers is comprised of one (1) Chief Executive Officer and two (2) Executive Officers, titled as follows:

a) Chief Financial Officer; and
b) Human Resources Officer.

Article 29 – In his temporary absences and impediments, the Chief Executive Officer will be substituted by the Chief Financial Officer.

Paragraph 1 – In case of simultaneous absences or impediments of the Chief Executive Officer and the Chief Financial Officer, the presidency will be exercised by the Human Resources Officer.

Paragraph 2 – The Chief Financial Officer and the Human Resources Officer, in case of temporary absence or impediment, will be substituted by other member of the Board of Executive Officers appointed by the Chief Executive Officer.

Paragraph 3 – In case of vacancy of an Officer position, the Board of Directors shall organize the election of a deputy to complete the term of office of the Officer to be substituted.

Article 30 – Subject to the provisions of the Bylaws, in order to bind the Company will be necessary: (i) the joint signature of two (2) Officers, one of them being necessarily the Chief Executive Officer; (ii) the signature of one (1) Officer jointly with an attorney-in-fact; or (iii) the joint signature of two (2) attorneys-in-fact, invested with specific powers.

Sole Paragraph – The power of attorney instruments granted by the Company, which will be jointly signed by two (2) Officers, one of them being necessarily the Chief Executive Officer, must specify the powers granted and, to the exception of those for legal purposes, will have a maximum term of effectiveness of one (1) year.

Article 31 – The specific authority of each member of the Board of Executive Officers is as follows:

I. CHIEF EXECUTIVE OFFICER – execution of policies, guidelines and activities related to the Company’s corporate purpose, as specified by the Board of Directors;
II. CHIEF FINANCIAL OFFICER – execution of the Company’s economic, financial and accounting policies, guidelines and activities, as specified by the Board of Directors;
III. HUMAN RESOURCES OFFICER – management and guidance of actions related to the Company’s management, including the selection, dimensioning, training and development of the Company’s Human Agents, as specified by the Board of Directors.

CHAPTER V

FISCAL COUNCIL

Article 32 – The Fiscal Council is the Company’s management supervision body, and shall be permanent.

Article 33 – The Fiscal Council shall be comprised of three (3) to five (5) sitting members and an equal number of deputies.

Paragraph 1 – The term of office of the Fiscal Council members will end at the first Annual General Meeting following the respective election, allowing for reelection, remaining the Board members in their duties until the investiture of their successors.

Paragraph 2 – The Fiscal Council members, on their first meeting, will elect the Chairman, to who shall cause the compliance with the body’s resolutions.

Paragraph 3 – The Fiscal Council may request to the Company the allocation of qualified personnel in order to assist and give technical support to the Fiscal Council.

Article 34 – The Fiscal Council shall convene, on an ordinary basis, every three months and, extraordinarily, whenever necessary.

Paragraph 1 – The meetings are called by the Chairman of the Fiscal Council or by two (2) of its members.

Paragraph 2 – The Fiscal Council shall resolve by absolute majority of votes, attending the majority of its members.

Article 35 – The members of the Fiscal Council shall be replaced on their absences or impediments, by the respective deputy.

Article 36 – In addition to cases of death, resignation, dismissal and others provided by law, shall constitute vacancy of the position whenever the Fiscal Council member fails to attend, without cause, two (2) consecutive, or three (3) alternate, meetings within the fiscal year.

Sole Paragraph – In case of vacancy of a Fiscal Council member position, and with no investiture of the deputy, the General Meeting shall immediately convene in order to elect the substitute.

CHAPTER VI

FISCAL YEAR AND FINANCIAL STATEMENTS

Article 37 – The fiscal year shall coincide with the civil year.

Article 38 – In the end of each fiscal year, the Board of Executive Officers shall prepare the Balance Sheet and other financial statements required by law.

Article 39 – The Board of Directors shall present the General Meeting with the financial statements, together with the proposal for allocation of the net income of the fiscal year, pursuant to the provisions of these Bylaws and the law.

Article 40 - In addition to institute reserves provided by law, the General Meeting may allocate 10% (ten percent) of the net income, adjusted in accordance with the provision of Article 202 of Law 6,404/76, in order to create a working capital reinforcement reserve, which amount may not surpass 10% (ten percent) of the Company’s net book shareholders’ equity.

Sole Paragraph – The General Meeting may also allocate the remaining balance of the fiscal years’ net income to the creation of an Investment Reserve, provided the appropriate justification is offered by the management through a capital budget, in order to fund the expansion of the Company’s operations or the development of new businesses. Its creation may not jeopardize the payment of the minimum mandatory dividend provided for in Article 41, and its balance, combined with the balance of the other profit reserves, except unrealized profits, may not surpass the amount of capital stock, under penalty of capitalization or payment of dividends in the excess amount.

Article 41 – Shareholders are entitled to payment of minimum mandatory dividend of 25% (twenty-five percent) of the each year’s net income adjusted pursuant to Article 202 of Law 6,404/76.

Article 42 – The amount corresponding to the minimum mandatory dividend shall be primarily allocated to the payment of preferred shares, provided for in Article 11 of these Bylaws, up to the limit of the preference; subsequently, shall be paid dividends which common shares are entitled to, until each common shares is paid the same amount paid to preferred shares; the remaining balance of the minimum mandatory dividend, if any, shall be equally apportioned among both types of shares.

Sole Paragraph – In a fiscal year in which the amount of the minimum mandatory dividend is insufficient for the priority payment to preferred shares, the minimum mandatory dividend will be raised up to the sufficient amount for such payment.

Article 43 – Following the payment of the minimum mandatory dividend, the General Meeting shall resolve over the allocation the remaining balance of the fiscal year’s net income. The management may present an allocation proposal including: (i) payment of complementary dividend to shareholders; (ii) creation of Statutory Reserve for Investments, pursuant to the sole paragraph of Article 40, of these Bylaws.

Article 44 – The Company may, by resolution of the Board of Directors, pay or credit, including as dividends, interest on equity, pursuant to Article 9, of Law 9,249, of December 26, 1995. The interests paid will be off-set against the minimum mandatory dividend in the fiscal year, to shareholders of common shares as well as to holders of preferred shares.

Article 45 – The Company may, by resolution of the Board of Directors, subject to the limits provided by law:

I. prepare semi-annual, or shorter-periods’, balance sheets, and declare dividends based on them; and
II. declare interim dividends to the retained earnings account or profit reserves, existing in the last annual or semi-annual balance sheet.

Article 46 – The Company may, by resolution of the General Meeting, subject to the limits provided by law, attribute profit sharing to its managers and employees.

Article 47 – Dividends not claimed within three (3) years of paid shall revert in favor of the Company.

CHAPTER VII

THE COMPANY’S LIQUIDATION

Article 48 – The Company will enter liquidation in the cases provided by law or by resolution of the General Meeting, which shall appoint the means of liquidation and shall elect the liquidator and the Fiscal Council for the liquidation period, fixing the respective compensations.

CHAPTER VIII

GENERAL AND TRANSITORY PROVISIONS

Article 49 – The approval by the Company, through its representatives, of mergers, spin-offs, incorporation or liquidation operations of its controlled companies, shall be subject to a prior economic and financial analysis conducted by an independent, international renowned firm, to confirm that an equal treatment is being given to all interested companies, whose shareholders shall have full access to said analysis report.

Belo Horizonte, March 18, 2009